Exhibit 5.2
October 10, 2007
V.F. Corporation
105 Corporate Center Blvd.
Greensboro, North Carolina 27408
Ladies and Gentlemen:
     I am Vice President – Administration, General Counsel and Secretary of V.F. Corporation, a Pennsylvania corporation (the “Company”) and have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale from time to time of (i) debt securities (the “Debt Securities”), which may be issued pursuant to an indenture between the Company and The Bank of New York Trust Company, N.A., as trustee, as amended from time to time (the “Indenture”); (ii) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”) of the Company; (iii) shares of common stock, without par value (the “Common Stock”) of the Company; (iv) warrants to purchase Debt Securities, Preferred Stock and Common Stock of the Company and other securities or rights (the “Warrants”); (v) purchase contracts (the “Purchase Contracts”) for the purchase or sale of (A) the Company’s securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above, (B) currencies and (C) commodities; and (vi) units (the “Units”) consisting of one or more Purchase Contracts, Warrants, Debt Securities, shares of Preferred Stock, shares of Common Stock or Depositary Shares or any combination of such securities.
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials and other documents and instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.
     Based on the foregoing and subject to the qualifications and exceptions set forth herein, it is my opinion that:
     1. When the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability;
     2. Upon the authorization, execution, delivery and filing with, and recording by, the Pennsylvania Secretary of State of the Statement with Respect to Shares, the completion of all corporate proceedings and the execution, authentication, issuance, delivery and sale of the Preferred Stock pursuant to such Statement with Respect to Shares in accordance with and upon receipt of the consideration provided by applicable underwriting or other purchase agreement and as contemplated by the Registration Statement, the Preferred Stock will be duly and validly authorized and issued, fully paid and non-assessable;
     3. Upon completion of all corporate proceedings necessary to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with and upon receipt of the consideration provided by the applicable underwriting or other purchase agreement, and as contemplated by the Registration Statement, such shares of Common Stock will be validly issued, fully paid and non-assessable;
     4. When the Warrants have been duly authorized by the Company, the applicable warrant agreement and the applicable warrant certificates have been duly authorized, executed and delivered, and the Warrants have been duly issued and delivered by the Company as contemplated by the Registration Statement and any prospectus supplement relating thereto, the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability;

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     5. When the Purchase Contracts have been duly authorized by the Company, and the applicable purchase contract agreement and pledge agreement have been duly authorized, executed and delivered, the Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and
     6. When the Units have been duly authorized by the Company, all corporate action on the part of the Company has been taken to authorize and execute and deliver or issue the securities underlying such Units, and the applicable Unit agreement has been duly authorized, executed and delivered, the Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     I am a member of the Bar of the Commonwealth of Pennsylvania and I do not express any opinion herein concerning any law other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus.
     This opinion is rendered in connection with the above matter. Davis Polk & Wardwell, as special counsel to the Company in connection with the Registration Statement, may rely upon this opinion.
Very truly yours,
/s/ Candace S. Cummings

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